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                                [L&V Letterhead]



                                                                     EXHIBIT 5.1


                                                     April   , 1999


NetRadio Corporation
Riverplace Exposition Hall
43 Main Street Southeast, Suite 149
Minneapolis, Minnesota 55414


         RE: OPINION OF COUNSEL AS TO LEGALITY OF 3,832,950 SHARES OF COMMON STOCK TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-1 of 3,832,950 shares of Common Stock, no par value per share, of NetRadio Corporation (the "Company"), including 499,950 shares of Common Stock subject to the Underwriters= over-allotment option, which shares are being sold to the public through an underwriting group headed by EVEREN Securities, Inc.

         As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 3,832,950 shares of Common Stock to be offered will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and non-assessable shares of Common Stock of the Company.

         The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                                           Very truly yours,

                                           LINDQUIST & VENNUM P.L.L.P.